EXHIBIT 99.1

FINAL TRANSCRIPT

Conference Call Transcript

CSAR - Caraustar at Banc of America Securities BASics/Industrials Conference

Event Date/Time: May. 07. 2008 / 3:40PM ET

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Note: as a result of the transcription process, this transcript may contain certain errors and omissions for which caraustar industries, inc. is not responsible.

CORPORATE PARTICIPANTS

Ron Domanico

Caraustar—SVP and CFO

PRESENTATION

Unidentified Speaker

— Day One of our conference is Caraustar, who actually spoke at our conference 14 years ago. So we’re happy that they’re back again. Here from the Company is Ron Domanico, Senior Vice President and Chief Financial Officer of the Company, and also our friend, Janice Kuntz, from Investor Relations.

Before we begin, as you know, we’re required to make a number of conflict-of-interest and related disclosures in connection with our participation at this conference and the companies that we may discuss. If you’d like to see those important disclosures — I know you all do — they’re at the back of the room. They’re also on the website in PDF form.

Ron joined Caraustar as Vice President and Chief Financial Officer in October of 2002, and was named to the board of directors in May of ‘06. Prior to joining Caraustar, he was Executive Vice President and Chief Financial Officer of AHL Services. And from ‘81 to 2000, Ron worked for Kraft Foods and Nabisco, in a succession to progressively more senior roles in financial management.

Without further ado, Ron Domanico and Caraustar. Ron, take it away.

Ron Domanico—Caraustar—SVP and CFO

Thank you, [George]. And thanks to Banc of America for the invitation for us to present at the 2008 BASics/Industrials Conference. George did introduce Janice. If you’d like to be on our mailing list or have any questions about contacts, please see her and give her a business card at the conclusion of the presentation.

As George mentioned, we will also operate by the rules of the road. We have a very verbose forward-looking statement, which I’m sure you’re all familiar with. And we will just move on from there.

Caraustar is a vertically integrated recycled boxboard company. And the numbers you see on this chart represent our trade sales — approximately 72% of our recovered fiber business is to the trade, 48% of our paperboard is to the trade, and most of our converted products, be they tubes and cores or folding cartons, are to the trade as well.

A little bit about our business — we do have a recovered-fiber group that not only recovers and processes fiber, we also broker fiber. In 2007, we did approximately 2.4 million tons of business. We have seven locations. Approximately 670,000 tons goes internally to our mills, and another 300,000 tons goes to the PBL joint-venture mill. We also have 600,000 tons that you don’t see in our revenue number that is a [tolling] arrangement.

Our mill group consists of nine wholly owned, uncoated, recycled boxboard mills, one coated recycled boxboard mill, and the joint venture I mentioned previously, which is also uncoated. In the first quarter of this year, we had a 94.3% capacity utilization — that would be 95.3% if you include the coated mill in Tama, Iowa.

We have a capacity to produce, internally, 962,000 tons. About a third of that is inter-company volume, a third of it is trade, and a third of it is PBL. We produce gypsum facing paper, folding-carton, paperboard. We also have some specialty products as well.

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Converted products, looking at the folding-carton area — we have some state-of-the-art — in fact, we probably have the state-of-the-art press, that we just installed in Grand Rapids, Michigan. It’s a Drent and Goebel (inaudible) press, which not only decreased our cost of operation, but significantly expanded our capabilities. And those expanded capabilities have resulted in increased sales volume and new customers in the first quarter, and going forward into 2008.

Our tube and core business also has some expanded capability. In January of this year, we acquired a Canadian manufacturer of construction tubes. That industry is growing approximately 20%. Most of it is linked to infrastructure construction, as opposed to residential. We also are in the Protect-A-Board business, which does edge protectors — another business that’s growing approximately 20%.

The tube and core business, as a whole, in the industry, was up 1.5% in the first quarter of this year. Caraustar showed a slight decline, as we took inventory out of our internal system, excluding that inventory adjustment, we were also up approximately 1.5%. Caraustar, as I mentioned earlier, is an uncoated recycled boxboard producer. And we are the largest in the United States — again, with about 960,000 tons of capacity.

You can see our key competitors, Sunoco, Newark — and have some vertically integrated gypsum manufacturers who produce primarily for their own accounts. At Caraustar, 41% of our production is in tube and core. 38% is in gypsum facing paper and 21% goes to the specialty paperboard market, which would include books, binders, stiffeners, ledger-backings, picture frames and mats, furniture-backing, puzzles, games and the like.

As Kermit the Frog once sang, it’s not easy being green. But at Caraustar, we’ve been green for 70 years. That’s turned out to be an advantage lately. We are 100% recycled paperboard producer. And each ton of recycled paperboard saves approximately 17 trees, and three cubic yards of landfill.

Our paperboard production either purchased or produced internally of 1.1 million tons saved just under 19 million trees last year. And our recycled fiber operation, which touched and brokered 2.4 million tons, saved approximately 41 million trees.

The big word today is not green, it’s sustainability. Why say something in one syllable, when you can say it in six? So sustainability is the current buzzword. And Caraustar is seriously involved in sustainability. We’re a member of the Sustainable Packaging Coalition and the Institute of Packaging Professionals. We’re also in coalitions in multiple states and regions, and we’re an active participant in some key forums.

And this is facilitating relationships with our customers, who are striving to increase their sustainability scores with some of their retail marketers. We’ve had long relationships with these customers, and no one customer or group of customers compromises any high concentration at Caraustar.

While our customers understand our mission to be their first choice for recycled paperboard and packaging solutions, we’ve been working hard to transform the Company to restore profitability, positive cash flow and positive earnings.

Our transformation plan included four key legs. The first was portfolio rationalization. The second was right-sizing. Third was taking out costs, both in SG&A and in cost of goods sold throughout procurement, and the fourth leg was increased financial flexibility.

Looking at each of these legs in turn, Caraustar decided several years ago to really focus on our core products, and, in that process, to rationalize our portfolio by selling seven different businesses with 20 different locations. The businesses that we chose to remain in also had to be right-sized. We were able to keep the same level of sales in these operations by taking out 15 facilities over the last two years.

The third leg required us to take serious actions to take SG&A from almost 15% of sales in 2003 to 11% just this past quarter, with a target to achieve the industry mean at 10% by the end of 2008, on a run-rate basis. We are targeting $10 million of cost reductions in 2008.

On the procurement side, we didn’t have a centralized department several years ago. Today, that department manages over $119 million in spend, and has saved, annually, $18 million in the last several years.

On the flexibility side, from financial consideration, in the last two years, we were able to take out $232 million, or 47% of our long-term debt, while doing that, we reduced our annual interest expense by over $24 million — just under 60%. Our revolving-credit facility was expanded and extended, and working capital was reduced in an inflationary environment.

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

The good news for most of our stakeholders is that the strategic transformation is near completion. Vacant property has been marketed aggressively. SG&A reductions are on-track or slightly ahead. Exit costs are rolling off and increasing the visibility of the underlying performance of our business. And we are, as we’ve said previously, evaluating numerous alternatives to redeem our senior notes.

Nevertheless, Caraustar competes in a difficult industry. As manufacturing continues to migrate off-shore, the packaging for that manufacturing does also. Paperboard has been the victim of product substitution. Hopefully, as we see petroleum-based products and plastics go up in cost, however, we may see a slowdown or possible reversal of that trend.

Our primary raw material recovered fiber is volatile. It’s influenced significantly by purchases from China and India, which recently have subsided due to the [inavailability] of containers to export those products overseas. Energy costs are historically high and are extremely volatile, and they provide approximately 20% to 25% of our cost of goods sold.

Supply-and-demand imbalance, especially in the uncoated side of our business does impede the ability to pass on those higher costs in the form of higher prices. Mill operating rates are a key statistic. You can see that, over the past few years, Caraustar has gradually been able to increase the utilization of our mill assets. In the first quarter, our utilization rate was 94.3%, slightly ahead of the industry rate of 94.0%

Fiber is volatile. It’s number-one input. It represents, also, in the range of 20% to 25%, depending on the absolute cost. You can see the volatility, where, historically, fiber was $40 a ton. Lately, it’s been more than twice that. We saw a dramatic jump last year, as fiber went up 123% in one quarter, from $65 a ton to $145.

We’ve seen relative stability since then with the ending of the year at $115. These are yellow-sheet, high-southeast prices, which went up to $125 in March, but then just dropped down, past Thursday, to $120. So we are seeing a little bit of relief on the fiber side, which will probably be eaten up by increases in energy.

Speaking of energy, our fuel flexibility has been a stabilizing factor for Caraustar. 40% of our energy comes from coal, and we do have a coal — contracted throughout the end of the year, at approximately $4.30 per MMBtu, as compared to natural gas and fuel oil, which are north of $11 per MMBtu, as of close of the markets last night.

Our flexibility allows us to switch between fuel oil and natural gas. And you can see that swing is taken full advantage of as those different forms of energy swing. So we are able to have a competitive advantage in getting the energy we need to produce our paperboard.

We do have some earnings and cash flow opportunities. We will have new products representing a larger part of our portfolio. I’ll talk a little bit about those in a few minutes. Our joint-venture mill, PBL, has improved its product mix significantly, by replacing lost sales in gypsum facing paper by moving into linerboard, and specifically, white-top liner.

We have additional cost take-out initiatives that we’re working on currently. That should have very quick paybacks. And the exit costs of our past initiatives are rolling off. So you’re going to see the benefit of those initiatives on the bottom line.

One of the key factors in our rearview mirror was, what happens to a boxboard market and any paperboard market, when supply and demand are brought into balance? Coated, recycled boxboard was out of balance just a few years ago, with approximately 15% excess capacity.

As that capacity was removed by several players in the market, including Caraustar, we saw the price differential between coated boxboard and uncoated boxboard increase by approximately $55 a ton. The URB market, in which Caraustar is the largest competitor in the United States, is more than twice the size of the CRB market. The overhang is only a fraction of the 15% that it was in the coated side — probably less than 5%, and estimated somewhere around 200,000 tons today.

If that excess capacity were to be rationalized, either through machines going down or increase in demand, driven by desire of manufacturers to increase recycled content in their packaging, we could see a similar price increase, which would have an impact to Caraustar of approximately $30 million on our EBITDA.

Our growth opportunities on the top line include new products. And I’ll show you pictures of these in a few minutes, including SafeFaceMR, a gypsum facing product that is mold and mildew resistant, premium bookbinding grades in Binder Tex 45 and StaSquare 32, and the column improvements for our tubes and cores that allow products to withstand the elements, so that construction workers don’t need to input and lay the concrete all in the same day, without fear of being interrupted by a thunderstorm.

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

We do have new capabilities in each of our businesses, including two state-of-the-art folding-carton presses, four high-speed winders, a new edge-protector line in Illinois. We did acquire a construction tube business that will double our existing capacity. That was acquired at the beginning of this year, and the business is located in Canada.

We do have a new recovered-fiber processing system that dramatically increases our capability and reduces our cost. And we’ve increased our mill flexibility by allowing certain of our mills to produce more than one, and even, in some cases, more than two grades. We will continue to look at bolt on acquisitions, but have nothing in our radar right now.

A lot of the talk at Caraustar has been at cost reduction, downsizing, right-sizing and portfolio rationalization. And what gets lost in this is the investment that’s been made over the past few years in improving each of our assets.

For example, on our mill business, we have expanded the capability at Sweetwater to produce not only the gypsum facing paper, but also to be one of the widest, most efficient to tube and core machines in the United States. We’ve updated our Austell number one machine to be a world-class book-stock provider. And at PBL, we’ve improved our containerboard sales force to move up the value chain from medium to linerboard.

On the folding-carton side, we have two new presses I’ve mentioned previously, one in North Carolina and one in Michigan that serve not only our market, but the geographic diversity of our customer base as well.

Recovered fiber side. Again, we had installed a new baler-shredder that was originally designed to grind up automobiles. And you should see what it does with a roll of paper. But it’s been able to pay for itself in four months, and taken a lot of labor out of that process.

Tube and core — we’ve imported, from France, some high-speed winders, four of them—before the euro/dollar ratio got to where it is today. So those can be sold for much more than we paid for them already — a new edge protector line. And then we’ve implemented and are at the final stages of the finance implementation for HR and procurement, as well, of the ERP system at headquarters.

The story here is that we do have a lot of investment behind us, and we’re able to utilize that investment going forward at much lower CapEx rates, going into the future. A few pictures for show-and-tell — the SafeFaceMR is a substitute product for mold-and-moisture resistant. That is approximately half the installed cost of a fiberglass-sheeted product that can be purchased from competitors.

The Binder Tex 45 is for the top-end books, be they legal books, textbooks, and competes with the best products on the market. A slightly lower grade, StaSquare 32, has been developed that has structural characteristics, and both machine direction and cross-direction, that are ideal for this part of the industry, at a very favorable price.

Finally, the column form — you can see here a large construction tube being produced that’s impregnated with certain elements that help it withstand moisture out in the field so that the construction industry gets better value. And then, finally, our lightweight gypsum facing paper, produced at the PBL mill is among the most state-of-the-art product, both in lower weight and high strength, in the industry today.

I’ll spend a few minutes talking about our financial results for the first quarter. Our 10-Q will be coming out in the next couple days, and you’ll be able to get even more detail at that point in time.

Volume for the quarter was down slightly, 4.8 thousand tons. But if you exclude 4.1 thousand tons of fewer outside-purchased boxboard, an inventory reduction of 4,000 tons, and the impact of shutting the Lafayette mill last year — of 1.7 thousand tons, same mill volume was up approximately 5,000 tons, or plus 2.1%.

Sales were down $2.9 million, or 1.3%. More than all of that was represented in our recovered fiber group, as they no longer supplied a lot of the fiber to our PBL joint venture, excluding that $6 million swing in recovered fiber, sales were actually up $3.2 million, or 1.5%.

SG&A has been a big story for the Company. We’ve been aggressively taking costs out. Year-over-year, SG&A was down $4.2 million, or 14.5%. As a percent of sales, we were at 11.3% in Q1, versus 13% in Q1 of 2007.

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

The income from operations before restructuring and impairment costs was up significantly from a loss of $2.4 million last year, to a gain of $3.7 million this year. Key drivers there were, again, the SG&A reduction of approximately $0.09 a share. URB pricing and tube and core pricing were up to the tune of $0.10 and $0.06 per share, respectively.

Folding carton margins were higher, to $0.02 per share. CRB volume was up for $0.02 per share, and the recovered fiber mix was favorable by about $0.01. Offsetting these were a reduction in our profit due to higher fiber costs of approximately $0.08 a share, higher tube and core board costs of $0.05 per share, lower tube and core volume, primarily due to inventory reductions in four fewer facilities in 2008, versus 2007, of $0.02 a share, and higher energy of $0.02 per share.

Our JV, PBL, did significantly better in 2008, going from almost a break-even last year to $2 million. That was driven by 5,200 tons of incremental volume, and a more profitable mix. Earnings per share from continuing operations was a positive $0.01 in the first quarter of this year, versus a loss of $0.32 last year. So we have turned the corner and believe that Caraustar has positioned itself to be successful, even in a very challenging environment.

As I mentioned previously, capital expenditures were done in the past, and are going forward at a much lower level this year, approximately half of what we spent last year. We believe, for the full year, we’ll be looking at $12 million to $15 million in total CapEx. EBITDA for the first quarter was $11.6 million, the way our bank group calculates it, versus a loss of $700,000 in the year-ago period.

On a liquidity stand-front, Caraustar has sufficient liquidity today, and for the foreseeable future. We have $27 million. We don’t have cash on hand. We operate our day-to-day cash needs through our revolving-credit facility, of which Banc of America is the lead agent.

The revolving facility has $75 million in starting availability, and against that, we’ve got $17 million drawn at the end of the first quarter, another $16 million in letters of credit. And we do have a minimal availability reserve of $15 million, that gets us to the $27 million.

Cash uses in the first quarter for CapEx were $3.9 million, as I just mentioned on the previous chart. We did increase working capital, which does happen seasonally, by $6.1 million. We had a pension contribution of $3.1 million, an insurance-premium payment of $2.2 million, and we did pay down our term loan of about $1.5 million.

Caraustar’s long-term debt at the end of the first quarter was approximately $258 million. The overriding part of that is the $192 million of senior notes that become current on June 1 of this year and mature on June 1 of 2009.

The senior-notes redemption is our top priority. And we’re looking at a whole series of objectives to take those notes out. Those alternatives include asset sales. They include asset-backed lending — high-yield notes, which had basically been shut, as well as bank debt, seems to be opening up slightly in the past week or two, yet we’re not counting on either of those as financing alternatives to redeem the notes, and believe that we will have a solution identified before we issue our second-quarter Q in early August.

Caraustar is transitioning itself to be successful. Our near-term agenda is complete — the transformation to redeem the senior notes that mature on June 1 of ‘09, and to conservatively pursue profitable growth.

At this point in time, I’d like to open it up for questions.

QUESTION AND ANSWER

Unidentified Speaker

Thanks, Ron.

Any questions in the audience — question in the back?

Unidentified Audience Member

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Can you just talk about what assets you have remaining that you consider non-core to the business?

Ron Domanico —Caraustar—SVP and CFO

We were charged by the board to look at all of our assets, to just give them alternatives. So earlier in the process, at the third and fourth quarter of 2007, we were considering only non-core assets. And we had several that were identified publicly as being non-core, but the board has asked us to look at everything.

In this challenging environment, we want to make sure that we have buyers that do not need to acquire financing to complete a transaction. And we wanted to see which assets were going to have a higher number of bidders that would offer a full, fair price. And so, we are going to collect as many offers as we can on those asset groups and bring them to the board at the next meeting, which is at the time of our annual meeting on May 22.

Unidentified Audience Member

Thanks.

Unidentified Speaker

Next question?

Unidentified Audience Member

Ron, you spoke about the container situation with OCC [in] China. Do you view that as a temporary thing, or how do you, in general kind of look at OCC prices over the next decade? Is it going to continue to run away?

Obviously, they will continue to be volatile, but I just don’t have a feel for whether the strength, or lack of strength, of the U.S. dollar is creating a situation where less product will be moving over there.

Ron Domanico —Caraustar—SVP and CFO

I believe everything is temporary. I think the decline in fiber prices that we’re seeing today is probably a short-term phenomenon. I don’t know if that means one quarter, two quarters, three quarters.

But, eventually, the container situation will work itself out. That’s what happens in a capital society. I think, longer term, the United States still has, probably, the most abundant source of high-quality fiber, and the emerging economies will want access to that fiber. So I think, longer term, fiber prices will be higher in the future than they are today.

Unidentified Speaker

And, Ron — one question I had for you — it’s been a tough last couple of years that you’ve been implementing the transformation. It’s been going well, and you’ve been progressing, based on your comments here, and in the last few quarters.

In that kind of environment, though, how do you, as a CFO — and how do Mike — maintain morale, so that when you come out of the — on the other side in terms of better you’re not losing people, losing talent that you would otherwise not like to lose?

Ron Domanico —Caraustar—SVP and CFO

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

So, a very challenging question, George. But what we’ve communicated to the employees is that, if you want a plant to grow, you have to prune it. And if we were to try to move forward with some less productive assets or some dead wood on the plant, what you’re actually doing is inhibiting the future growth potential and the opportunities for your employees to grow with that.

So even though many of our employees have been affected by the transformation plan through downsizing, right-sizing, portfolio rationalization, those that remain are encouraged. They see that the initiatives are working, that we are generating cash, that we are profitable, and that the future is actually brighter for them today than it has been in the past.

Unidentified Speaker

Perhaps you’ve already covered this in the past, so forgive the question if you have, but how has the incentive comp for senior management, and where it’s relevant — your operating management — changed over the years?

Have you been giving them more stock? Obviously, it’s been tough for the stock, but if there’s a recovery, they’ll be very, very happy if they got stock — or however else you’re incentivizing them — what could you share?

Ron Domanico —Caraustar—SVP and CFO

Our incentive plan does include stock. The employees have an opportunity to take their grant and move it between restricted stock, which has lower risk or — versus stock options.

And then, there’s performance shares so that, depending on the performance of the company over a three-year period, they can receive their target shares, half of their target shares or 150% of their target shares. So the equity component is an important part of the compensation.

Unidentified Speaker

Thanks. I had two — [a question] there, then I’ve got two operating questions.

Unidentified Audience Member

Hi, Ron.

I just want to be clear. You just mentioned, I guess, regarding your refinancing needs that, by the time you file the Q in August you said you’d have a solution in place. Is that right?

Ron Domanico —Caraustar—SVP and CFO

We have been speaking with our auditors. The requirement is that we would be able to either have it completed to have a clearly defined plan laid out. Otherwise, the Company could receive a going-concern opinion. And we certainly are doing everything in our power to avoid that.

So we would have to, for our purposes and our auditors purposes, have a clearly defined plan, if not a completed execution at that time.

Unidentified Audience Member

Okay. And the board meeting is the 27th, and I think on the —

Ron Domanico —Caraustar—SVP and CFO

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

The 22nd.

Unidentified Audience Member

22nd — Mr. Keough is pretty — said he’s pretty confident that that solution would be in place, or more confident than he has been before. And you’re more confident today than you were, let’s say, when we saw each other in January?

Ron Domanico —Caraustar—SVP and CFO

Yes. We were charged by the board to generate many alternatives. And we do have many alternatives, and for — the probability of one of them being successful is very high because we have many to choose from.

Unidentified Audience Member

Okay. And then just one last question — working capital, I think, was a use of $6.1 million in the first quarter.

Ron Domanico —Caraustar—SVP and CFO

Correct.

Unidentified Audience Member

Do we expect to gain all that back as we move through the second half of the year, or do you expect more than that? I’m just trying to gauge what liquidity will look like.

Ron Domanico —Caraustar—SVP and CFO

Historically, we build working capital in the first quarter, as we move into the strongest quarters of our year, second and third quarter. And then, we release that working capital in the fourth quarter. For the entire year, we expect working capital to be a source of cash.

Unidentified Audience Member

Okay, great. Thank you.

Ron Domanico —Caraustar—SVP and CFO

You’re welcome.

Unidentified Speaker

Ron, a couple questions, maybe to end, in sequence. First off — yes, you talk about the way capacity had been taken out of the CRB market, and look what it did for pricing. And the hope is that, as you close the gap in URB, you’ll get the same effect.

But do you think that CRB, perhaps, has a better longer-term demand outlook, and therefore, it might be a little bit easier to get that pricing tension from the capacity closure? That’s question number one — or not?

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Number two, what can you tell us about demand trends? As you see them right now, early in the second quarter, obviously, you’ve got a pretty good pulse on the economy. And then, three, that white-top that you’re producing is — forgive the question if you’ve talked about it in the past, but where is that going? Is that export or is that being used domestically, as much as you can see form where you sit? Thanks.

Ron Domanico —Caraustar—SVP and CFO

Regarding whether the demand dynamics are different from CRB than URB, I’m not an economist, but I believe supply and demand will dictate. One dynamic is that a CRB machine can produce URB, whereas a URB cannot produce CRB.

And so if the tightness in CRB backs off, and even if URB is imbalanced, you could have an additional factor, where you could get additional tons in to mitigate that balance that would be generated in the price increase. So long answer to your question — there probably is a little bit more risk in balancing URB versus CRB.

The white-top liner that’s being produced at PBL is, in my belief, used 100% domestically. And it’s a replacement for the capacity that was taken out by Green Bay Packaging in the third and fourth quarter last year.

I forgot your second question.

Unidentified Speaker

Just a sense of the economy, given the various products that you produce — what are you seeing early in 2Q? Is the economy strengthening, weakening further or status quo?

Ron Domanico —Caraustar—SVP and CFO

We’re surprised that our gypsum facing volume is actually picking up a little bit. And we’re not sure if that’s due to less-efficient machines by the integrated suppliers being idled or shut down, and then purchasing product from Caraustar, or if, in fact, the trough has been reached, and hopefully, we’ll start seeing increases.

I would say that our carpet core business is not showing a recovery at this time, but it’s not getting substantially weaker, either. Based on our business, which is probably a leading indicator, there is some hope that we’re at the trough, and we haven’t seen further deterioration in what I would call basic commodities.

Unidentified Speaker

That’s great. We’ll keep our fingers crossed.

Ron Domanico —Caraustar—SVP and CFO

We all will.

Unidentified Speaker

Ron, thank you very much. Please join me, everybody, in thanking Caraustar and Ron Domanico — great presentation. We’ll see you next year. We’ll see you all tomorrow. Thanks a lot.